                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          Fischer Imaging Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                        [Logo of Fischer Imaging here]
                            12300 North Grant Street
                             Denver, Colorado 80241
                                 (303) 452-6800

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held On June 27, 2000

                               ----------------

   Notice is hereby given that the Annual Meeting of Stockholders of Fischer Imaging Corporation (the "Company") will be held at the Company's headquarters, 12300 North Grant Street, Denver, Colorado 80241, on Tuesday, June 27, 2000, at 1:00 p.m., for the following purposes, as more fully described in the proxy statement accompanying this notice:

     (1) To elect two Class III directors to the Board of Directors to serve for a three-year term ending in the year 2003 or until their successors are duly elected and qualified;

     (2) To approve an amendment to the Company's 1991 Stock Option Plan (the "Plan") to increase the number of shares of common stock authorized for issuance under the Plan by an additional 500,000 shares;

     (3) To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

     (4) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

   Only stockholders holding shares of Common Stock of record at the close of business on May 23, 2000, will be entitled to notice of, or to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the annual meeting will be available for inspection at the executive offices of the Company.

   STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO BE PRESENT AT THE ANNUAL MEETING, ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME, AND STOCKHOLDERS WHO ARE PRESENT AT THE ANNUAL MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK, OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                          Sincerely,

                                          /s/ Louis E. Rivelli
                                          Louis E. Rivelli,
                                          President and Chief Operating
                                           Officer
Denver, CO
May 26, 2000


    YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                          FISCHER IMAGING CORPORATION
                            12300 North Grant Street
                             Denver, Colorado 80241

                               ----------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held On June 27, 2000

                               ----------------

   The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of Fischer Imaging Corporation (the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Tuesday, June 27, 2000 at 1:00 p.m., or at any adjournment or postponement thereof, at the Company's headquarters, 12300 North Grant Street, Denver, Colorado 80241. This Proxy Statement and the enclosed proxy, together with the Company's Annual Report for the year ended December 31, 1999, are being mailed to all stockholders entitled to vote at the annual meeting on or about May 26, 2000.

Voting

   The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On May 23, 2000, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 7,073,242 shares of the Company's common stock, par value $0.01 ("Common Stock"), were issued and outstanding and 506,667 shares of the Company's Series D preferred stock, par value $0.01 ("Preferred Stock"), were issued and outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on May 23, 2000. Shares of Preferred Stock are non-voting but are convertible into shares of Common Stock at the option of the stockholder. Stockholders may not cumulate votes in the election of directors.

   All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulation of votes cast on proposals to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Proxies

   If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such director is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposals Two and Three described in the accompanying Notice and Proxy Statement. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Chief Operating Officer of the Company at the Company's principal executive offices at 12300 North Grant Street, Denver, Colorado 80241a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

   The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

   Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2001 Annual Meeting must be received no later than January 23, 2001, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2000 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company received notice of such proposal not later than March 25, 2000.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

   At the meeting, two Class III directors are to be elected to hold office for a term of three years, or until their successors have been duly elected and qualified. Proxies submitted pursuant to this solicitation will be voted, unless specified otherwise, for the election of Morgan W. Nields and Fred Burbank, M.D. Information with respect to each nominee is set forth in the section entitled "Board of Directors." Mr. Nields is a current director of the Company. Dr. Burbank is currently a director of the Company, having been elected by the Company's Board of Directors in September 1999 to fill the remainder of the term left vacant by the resignation of Kinney L. Johnson. In the event either of the nominees, who have expressed an intention to serve if elected, fail to stand for election, the persons named in the enclosed form of proxy may vote for a substitute nominee in their discretion. The proxy cannot be voted for more than two nominees.

   Election of the directors will require the affirmative vote of a plurality of the shares of Common Stock voted at the Annual Meeting, assuming a quorum is present. Brokerage firms who hold shares in "street name" for customers have the authority to vote those shares with respect to the election of directors if such firms have not received voting instructions from a beneficial owner. Stockholders do not have a right to cumulate votes in the election of directors.

   If a stockholder abstains from voting on any matter, the Company intends to count such stockholder as present for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business. Additionally, the Company intends to count broker "nonvotes" as present for determining the presence or absence of a quorum for the transaction of business. A nonvote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and nonvotes will not be counted as votes cast for or against items submitted for a vote of stockholders. Abstentions and broker nonvotes, therefore, have the same effect as votes against a proposal.

Recommendation

   THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE.

                               BOARD OF DIRECTORS

Nominees and Members of the Board of Directors

   The Board of Directors consists of three classes of directors, each class serving for a three-year term ending in successive years. The authorized number of directors is currently six. The Class III directors, whose terms will expire at the 2000 Annual Meeting, are Morgan W. Nields and Fred Burbank, M.D. The Class I directors, whose terms will expire at the 2001 Annual Meeting, are Kathryn A. Paul and Louis E. Rivelli. The Class II directors, whose terms will expire at the 2002 Annual Meeting, are David G. Bragg, M.D. and Thomas J. Cable.

   The following table lists the proposed members of the Board of Directors and their ages, positions with the Company, terms of office and the years they were first elected as directors:

                                              Position with the        Director
           Name                           Age Company                   Since
           ----                           --- -----------------        --------
 Class III Nominees For a Three Year
           Term Expiring in 2000:
           Morgan W. Nields                54 Chairman of the Board      1973
                                              and Chief Executive
                                              Officer

           Fred Burbank, M.D.              58 Director                   1999




 Class I   Directors Whose Terms Expire
           in 2001:
           Kathryn A. Paul                 53 Director                   1998

           Louis E. Rivelli                56 President and Chief        1999
                                              Operating Officer
 Class II  Directors Whose Terms Expire
           in 2002:
           David G. Bragg, M. D.           67 Director                   1985

           Thomas J. Cable                 60 Director                   1984

Directors

   Morgan W. Nields has served as Chief Executive Officer and Chairman of the Board since the Company's incorporation in 1973 and served as President from August 1990 until December 1992. Mr. Nields is a Director and member of the Board of Governors of the National Electrical Manufacturers Association (NEMA). He is also a director of Breast Health Care Management, Inc. He holds a BA degree from Williams College and an MBA from the Amos Tuck School of Business Administration at Dartmouth College.

   Fred Burbank, M.D. has been a director of the Company since September 1999, when he was elected by the Company's Board of Directors to fill the remainder of the term left vacant by the resignation of Kinney L. Johnson. Dr. Burbank finished a three-year psychiatry residency at Stanford and practiced psychiatry for ten years in Northern California. He then completed a combined three-year diagnostic radiology and two-year cardiac, vascular, and interventional radiology fellowship at Stanford. After serving on the Stanford faculty, he entered private practice in radiology in Southern California where he practiced for ten years. Following his radiology practice, he worked developing medical devices in women's health areas. During that time, he was primary inventor of the Mammotome, a breast biopsy instrument. Dr. Burbank received his bachelor's degree and his M.D. degree from Stanford University. He is a member of the Compensation Committee and the Regulatory Oversight Committee of the Board of Directors.

   Kathryn A. Paul has been a director of the Company since March 1998. Ms. Paul began her career with Kaiser Permanente in 1970, and has held a variety of management positions since that time, including serving as Senior Vice President and Regional Manager, Kaiser Permanente Ohio Region from 1986 to 1994, President of the Colorado and Kansas City regions from 1994 to 1996, President of Kaiser Permanente's Rocky Mountain Division from 1996 to March 1999 and, from March 1999 until her retirement in December 1999, President Group Operations West, with responsibility for Kaiser Permanente operations in Colorado, Hawaii, Seattle, Portland, and Kansas City. Ms. Paul is also Chairperson of the Board of Directors of the Federal Reserve Board of Denver, and serves on the boards of a variety of civic and charitable organizations. She is a member of the Compensation Committee and the Regulatory Oversight Committee of the Board of Directors.

   Louis E. Rivelli has served as President and Chief Operating Officer for the Company since September 1999, when he was elected by the Company's Board of Directors to fill a vacancy left by the resignation of R. John Fletcher. Mr. Rivelli has a strong background in operations and general management. From 1997 to 1999, he was a Director at Logistix, a company specializing in state of the art supply chain management. From 1990 to 1997, Mr. Rivelli served as President of Olsen Electric Motors. From 1976 through 1990, he served as Director of Operations for Philips Medical Systems, a manufacturer of medical diagnostic equipment. He holds an MBA degree from the University of New Haven.

   David G. Bragg, M.D. has been a director of the Company since 1985. Dr. Bragg is Professor Emeritus and former Chairman of the Department of Radiology, University of Utah School of Medicine, with which he has been affiliated since 1970. He is also currently Special Assistant to the Director, Diagnostic Imaging Program of the National Cancer Institute, a member of the American Board of Radiology, and a director of the American Investment Bank, N.A. Dr. Bragg is a member of the Audit Committee of the Board of Directors.

   Thomas J. Cable has been a director of the Company since 1984. Mr. Cable founded and has been general partner of Cable & Howse Ventures, Inc., a venture capital firm, since 1977. He is also a director of EndoSonics Corporation, Ostex International Corporation and Mycogen Corporation. Mr. Cable is a member of the Audit Committee of the Board of Directors.

Board Meetings and Committees

   The Board of Directors held 7 meetings in 1999. Each director attended at least 75% of the meetings of the Board of Directors and committees of which he was a member during 1999.

   The Board of Directors has an Audit Committee, which is presently composed of Mr. Cable and Dr. Bragg. The Audit Committee met once in 1999 to consider various accounting and auditing matters related to the Company, to review the Company's financial statements, to review the services rendered by the Company's independent public accountants and to recommend the selection of independent public accountants for the Company.

   The Board of Directors also has a Compensation Committee, which is presently composed of Dr. Burbank and Ms. Paul. The Compensation Committee met 3 times in 1999 to review and recommend compensation for the Company's senior officers. The Compensation Committee also administers the Company's 1991 Stock Option Plan and Employee Stock Purchase Plan.

   In October 1998, the Board formed a Regulatory Oversight Committee to monitor the Company's regulatory compliance and quality control activities. The Regulatory Oversight Committee presently consists of Dr. Burbank and Ms. Paul. The Regulatory Oversight Committee met once in 1999 to review the regulatory compliance status of the Company.

   The Board of Directors does not have a nominating committee.

Compensation of Directors

   All nonemployee directors of the Company are reimbursed for expenses incurred for attendance at meetings of the Board of Directors and each receives an annual director's fee of $10,000.

   Pursuant to the Director Plan, which was adopted in 1993 and amended in 1998, and is administered by the Board of Directors, a director who is not an employee of the Company automatically receives a grant of options to purchase 5,000 shares of Common Stock upon his or her election to the Board of Directors, plus an additional grant of options to purchase 5,000 shares on each February 26th thereafter (if the person remains a director on such date). Members of the Board of Directors serving on the Compensation and Audit Committees receive additional options to purchase 1,000 shares of Common Stock upon election to these committees and each February 26th thereafter. The options automatically granted under the Director Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant, are immediately exercisable and expire ten years from their date of grant. If a person ceases to be a director for any reason other than death or disability, the options remain exercisable for a period equal to the director's length of service, but not less than one year and not greater than five years. If the event of death or disability, the options remain exercisable for a period of twelve months, but in no event beyond ten years from the date of grant. A total of 300,000 shares of Common Stock has been reserved for issuance under the Director Plan. As of December 31, 1999, options to purchase 125,000 shares of Common Stock were outstanding under the Director Plan at an average price of $3.52 per share.

   In August 1999, Louis E. Rivelli accepted the Company's offer of employment. The terms of Mr. Rivelli's employment agreement provide that if the Company terminates his employment without cause prior to the first anniversary of his employment, Mr. Rivelli would receive a severance pay equal to the remaining balance of his first year's salary, and if the Company terminates his employment without cause after eight months of employment, Mr. Rivelli would receive a severance pay equal to a minimum of four months' salary. If the Company terminates Mr. Rivelli for cause or if Mr. Rivelli resigns at any time, the Company must pay him four months' salary as severance.

                               EXECUTIVE OFFICERS

   The current executive officers of the Company, who serve at the pleasure of the Board of Directors, are as follows:

Name                       Age Position with Company
----                       --- ---------------------
Morgan W. Nields.......... 54  Chairman of the Board and Chief Executive Officer

Louis E. Rivelli.......... 56  President and Chief Operating Officer

Mike Tesic, Ph. D......... 62  Vice President, Engineering

   Biographical information regarding Messrs. Nields and Rivelli are set forth above under the heading "Directors."

   Dr. Tesic joined the Company in November 1993 as Vice President, Engineering. Prior to joining the Company, Dr. Tesic served as Vice President of Engineering and Strategic Development of Lunar Corporation, a medical capital equipment manufacturer, from January 1992 to November 1993. Dr. Tesic was also previously Manager of Research and Development for Varian Corporation's Magnetic Resonance Spectroscopy business from July 1986 to January 1992 and, prior to that, held several management positions with Picker International. Dr. Tesic holds a Ph.D. degree in physics from Case Western Reserve University.

                             EXECUTIVE COMPENSATION

   The following table sets forth the compensation to the Company's Chief Executive Officer and the Company's executive officers whose salary and bonus exceeded $100,000 for services rendered during the fiscal years ended December 31, 1999, 1998, and 1997 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                     Long-Term
                                                    Compensation
                                                       Awards
                                                    ------------
                                       Annual           # of
                                    Compensation     Securities
                                  -----------------  Underlying     All Other
Name and Principal Position  Year Salary(1)  Bonus    Options    Compensation(2)
---------------------------  ---- --------- ------- ------------ ---------------
Morgan W. Nields...........  1999 $237,616  $13,249    25,000        $75,750
 Chairman of the Board       1998  239,970        0    25,000         75,750
 Chief Executive Officer     1997  234,018        0    25,000         75,750

Louis E. Rivelli(3)........  1999   63,165   80,000   200,000         18,750
 President and Chief         1998        0        0         0              0
 Operating Officer           1997        0        0         0              0

Anthony G. DeCarolis(4)....  1999  150,402   10,000    20,000              0
 Vice President, Sales,      1998  152,266   35,000    20,000              0
 Marketing and Service       1997  141,362   70,000    20,000              0

William C. Fee(5)..........  1999  112,704        0    20,000              0
 Vice President, Finance/    1998  114,380   24,000    20,000              0
 and Secretary               1997  102,705   20,000    30,000              0

Mike Tesic, Ph.D...........  1999  169,334    5,000    20,000         21,577
 Vice President,             1998  164,845   16,875    20,000         21,577
 Engineering                 1997  158,894   40,000    20,000         21,577

--------
(1) The amount includes payouts, if any, for excess accrued vacation.

(2) These amounts principally represent the premiums paid under "split-dollar" life insurance on behalf of certain officers under which the Company will be reimbursed for premiums paid upon the officer's death. The executive receives no ownership in the portion of cash surrender value representing premiums paid under the policies until retirement, and then only if minimum service requirements have been met. Mr. Rivelli was granted 100,000 options on August 30, 1999 below market value resulting in total compensation of $18,750.
(3) Mr. Rivelli joined the Company in August 1999.
(4) Mr. DeCarolis resigned from the Company in April 2000.
(5) Mr. Fee resigned from the Company in October 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

   The following table sets forth certain information with respect to individual grants of stock options to the Company's Named Executive Officers during the fiscal year ended December 31, 1999:

                                                                           Potential
                                                                       Realizable Value
                                                                       at Assumed Annual
                                                                        Rates of Stock
                                       Percent of                            Price
                           Number of     Total                         Appreciation for
                          Securities    Options   Exercise              Option Term (2)
                          Underlying   Granted to  or Base             -----------------
                            Options    Employees    Price   Expiration   At
Name                     Granted(#)(1)  in 1999   ($/Share)    Date     5%($)  At 10%($)
----                     ------------- ---------- --------- ---------- ------- ---------
Morgan W. Nields........     25,000        5.7%    $1.875    3/10/09   $29,479 $ 74,707

Louis E. Rivelli(3).....    100,000       22.7%     1.000    8/30/09    62,889  159,374
                            100,000       22.7%     1.000    11/5/09    62,889  159,374

Anthony G.
 DeCarolis(4)...........     20,000        4.5%     1.875    3/10/09    23,584   59,765

William C. Fee(5).......     20,000        4.5%     1.875    3/10/09    23,584   59,765

Mike Tesic..............     20,000        4.5%     1.875    3/10/09    23,584   59,765

--------
(1) Options granted to executive officers in 1999, with the exception of the options granted to Mr. Rivelli, vest in equal monthly increments over a four-year period, except that the initial 25% vests in its entirety only after one year. The options granted to Mr. Rivelli vest in equal monthly increments over a four-year period commencing on the date of the grant.
(2) Potential realizable values are reported net of the option exercise price, but before taxes associated with the exercise of the option. These amounts are based on the total of all option grants to the executive for the year and upon the assumed rates of appreciation over the 10 year option term. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, as well as the option holder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.
(3) Mr. Rivelli was granted 100,000 options on August 30, 1999, with an exercise price of $1.000, below the market value of $1.1875 resulting in total compensation of $18,750.
(4) Mr. DeCarolis resigned from the Company in April 2000.
(5) Mr. Fee resigned from the Company in October 1999.

           AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END STOCK OPTION VALUES

   The table below sets forth information concerning exercises of stock options during 1999 and the value of stock options held at the end of the fiscal year ended December 31, 1999 by the Company's Named Executive Officers:

                                                            # of Securities
                                                        Underlying Unexercised   Value of Unexercised In-
                                      Value Realized    Options at December 31,    the-Money Options At
                         # of Shares   (market price             1999                December 31, 1999(1)
                         Acquired on at exercise, less ------------------------- -------------------------
Name                      Exercise    Exercise price)  Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ----------------- ----------- ------------- ----------- -------------
Morgan W. Nields........       0            $ 0          152,396      132,604      $    0      $      0

Louis E. Rivelli........       0              0           10,417      189,583       9,115       165,885

Anthony G.
 DeCarolis(2)...........       0              0           73,917       82,083           0             0

William C. Fee(3).......       0              0           46,917       42,083           0             0

Mike Tesic..............       0              0           73,917       82,083           0             0

--------
(1) Based on the closing stock price at December 31, 1999 of $1.875 per share, as reported on the Nasdaq Stock Market, less exercise price.
(2) Mr. DeCarolis resigned from the Company in April 2000.
(3) Mr. Fee resigned from the Company in October 2000.

                              RETENTION BONUS PLAN

   In December 1995, the Board of Directors adopted a Retention Bonus Plan (the "Retention Plan"). Under the Retention Plan, all employee options to purchase shares of Common Stock will vest immediately and the Company make payments to executive officers and other key employees of the Company (the "Participants") in the event of a change of control of the Company. A "change of control" under the Retention Plan is defined to occur upon the acquisition of 35% or more of the Company's outstanding Common Stock by a single person or group, the occurrence of specified changes in the composition of the Board of Directors within specified time periods, a consolidation or merger in which the Company is not the surviving corporation, the sale or other transfer of 50% or more of the assets or earnings power of the Company, the adoption of a plan of liquidation or dissolution of the Company, or certain other similar events. Payments made to a Participant under the Retention Plan will not exceed an amount equal to his or her annual base salary in effect immediately prior to the change of control. The Participants, which presently include the executive officers of the Company, are selected by the Board of Directors, which may select additional Participants in the future.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee of the Company's Board of Director's currently consists of Dr. Burbank and Ms. Paul. Neither of these individuals was an officer or employee of the Company at any time during the 1999 fiscal year or at any other time.

   No current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                         COMPENSATION COMMITTEE REPORT

   The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed of two nonemployee Directors.

   The Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate compensation with the Company's performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives.

   Since its inception, the Company has maintained the philosophy that compensation of its executive officers and others should be directly and materially linked to the Company's operating performance. To achieve this linkage, executive compensation is partially weighted towards incentive compensation bonuses paid on the basis of the Company's operating performance. After its review of the Company's programs, the Committee believes that the total compensation program for executives of the Company during 1999 was adequate.

1999 Executive Officer Compensation

   In 1999, the compensation packages paid to the executives consisted of base salary, incentive compensation (in the form of cash bonuses), and long-term incentive compensation (in the form of stock options).

Base Salary

   The Compensation Committee reviews the base salary levels for the Company's executive officers annually based on the Chief Executive Officer's recommendations. Base salaries are set to be competitive with the salaries paid by other publicly-traded medical capital equipment manufacturers with similar revenues (as determined by a review of publicly available information). These manufacturers include some of the companies that comprise the Company's Peer Index on page 21. Base salaries are also set based on each particular executive's experience, expertise, responsibilities, potential for advancement, and other factors. The Compensation Committee has not found it practicable, nor has it attempted, to assign relative weights to the specific factors used in determining base salary levels, and the specific factors used may vary among individual officers. As is typical for most companies, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.

Incentive Compensation

   The incentive compensation program provides the potential for the executive officers and other key employees to earn cash incentive bonuses based on the Company's performance for the year, as well as on the basis of individual initiatives and achievements. The incentive bonus pool for 1999 was based on the Company's achievement of certain earnings targets and values assigned to individual objectives established at the beginning of 1999. These targets were set by the Compensation Committee, based on the recommendations of the Chief Executive Officer. Executive officers and other key employees generally share in the bonus pool in proportion to their base salary.

   The Compensation Committee may also approve, in its sole discretion, bonus payments to executive officers that are not directly linked to previously established performance objectives. In 1999, such bonuses were paid to Mr. Rivelli in connection with his recruitment and employment by the Company. Additionally, the Compensation Committee has authorized the Chief Executive Officer, where appropriate to an executive's specific employment responsibilities, to establish bonus opportunities based upon individual performance objectives. Under such arrangements, Messrs. DeCarolis, Rivelli and Tesic received cash bonuses in 1999.

Long-Term Incentive Compensation

   The Company provides long-term incentive compensation through its 1991 Stock Option Plan (the "Plan"), which provides for grants of stock options to executive officers and other key employees. The Compensation Committee uses stock options as a significant element of the executive officers' compensation packages. Because the executive officers receive no benefit from the stock options unless the Company's stock price appreciates, the options are intended to provide incentives for the executive officers to enhance long-term Company performance, as reflected in stock price appreciation, thereby increasing stockholder value.

   The Compensation Committee approved the stock options granted to the executive officers in 1999 based on the objectives described above. The options granted in 1999 vest 25% on the date which is one year from date of grant, with the remainder vesting in equal monthly installments over the following 36 months, with the exception of the options granted to Mr. Rivelli, which vest in equal monthly installments over 48 months. The size and nature of the option grants made to the executive officers in 1999 were determined based on a subjective evaluation of the appropriate level of incentive necessary to retain on a long-term basis the services of executives with the experience, expertise, and responsibilities of the executive group.

Compensation of Chief Executive Officer

   1n 1999, the Compensation Committee structured the compensation package of Morgan Nields, the Company's Chief Executive Officer, in the same manner and based upon similar objectives as the Company's other executive officers. Mr. Nields received $13,249 of cash incentive bonuses for 1999. The Compensation Committee believes that Mr. Nields' total compensation package for 1999 appropriately reflects his importance and contributions to the Company.

Section 162 (m)

   Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the federal income tax deductions of publicly traded companies to the extent that total compensation (including base salary, annual bonus, restricted stock awards, stock option exercises, and non-qualified benefits) for certain executive officers exceeds $1 million in any one year. The Compensation Committee intends to design the Company's compensation program so that the compensation paid to its employees will be completely deductible by the Company.

Submitted by the Compensation Committee of the Company's Board of Directors:

Fred Burbank, M.D.              Kathryn A. Paul
Compensation Committee Member   Compensation Committee Member

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   The Company's officers and directors and persons who are beneficial owners of more than 10% of the Company's Common Stock ("10% beneficial owners") are required to file reports of their holdings and transactions in the Company's Common Stock with the SEC and the Nasdaq Stock Market and to furnish the Company with copies of such reports.

   Based solely upon its review of the reports it has received and upon written representations it has obtained from these persons, the Company believes that the Company's officers, directors and 10% beneficial owners have complied with all such filing requirements in 1999.

       PROPOSAL TWO: APPROVAL OF AMENDMENT TO THE 1991 STOCK OPTION PLAN

   The Company's stockholders are being asked to approve an amendment to the Company's 1991 Stock Option Plan (the "Plan") that will increase the maximum number of shares of Common Stock authorized over the term of the 1991 Plan by an additional 500,000 shares to 1,750,000 shares. The Plan was adopted by the Board of Directors of June 1991 and was approved by stockholders in June 1991. The Plan became effective in June 1991. In June 1993, the stockholders approved an amendment to the Plan to increase the number of authorized shares from 300,000 to 500,000. In June 1996, the stockholders approved an amendment to the Plan to increase the number of authorized shares from 500,000 to 1,250,000. The amendments to the plan for which stockholder approval is sought under Proposal Two were adopted by the Board on March 7, 2000, subject to stockholder approval at the Annual Meeting.

   The proposed share increase will assure that a sufficient reserve of Common Stock is available under the Plan to attract and retain the services of key individuals, including through acquisitions, essential to the Company's long-term growth and success.

   Following is a summary of the principal features of the Plan, including the amendments that will become effective upon stockholder approval of Proposal Two, together with the applicable tax and accounting implications for the Company and the participants. However, the summary does not purport to be a complete description of all of the provisions of the Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company's Chief Operating Officer at the Company's principal executive offices in Denver, Colorado.

Purpose

   The purpose of the Plan is to provide for long-term incentives and rewards to the Company's employees and consultants of the Company, in order to advance the interests of the Company through the motivation, attraction and retention of their respective employees and the provision of equity incentives to their consultants. The stock options granted under the Plan may be either: (1) incentive stock options ("ISOs") which are intended to be "incentive stock options" as that term is defined in Section 422 of the Internal Revenue Code (the "Code"); or nonstatutory stock options ("NSOs") which are intended to be options that do not qualify as "incentive stock options" under Section 422 of the Code.

   All stock options granted to employees shall be ISOs unless the Option Agreement clearly designates the stock options granted thereunder, or a specified portion thereof, as NSOs. Subject to the other provisions of the Plan, and employee participant may receive ISOs and NSOs at the same time, provided that the ISOs and NSOs are clearly designated as such.

Administration

   The Plan is administered by the Compensation Committee, composed of at least two members of the Board of Directors. Subject to the terms of the Plan, the Committee determines the persons to whom options are granted, the number of shares covered by the options, the term of any option (which cannot, as to incentive stock options, exceed ten years and, as to incentive stock options granted to holders of more than 10% of the Company's outstanding Common stock, exceed 5 years), and the time during which any option is exercisable

Eligibility

   Employees and independent consultants and advisors to the Company and its subsidiaries (whether now existing or subsequently established) are eligible to participate in the Plan. As of April 2, 2000, four (4) executive officers and approximately 164 other employees were eligible to participate in the Plan.

Valuation

   The fair market value per share of Common Stock on any relevant date under the Plan will be the closing selling price per share on that date on the Nasdaq National Market. On April 2, 2000, the closing selling price of the Company's Common Stock was $3.75 per share.

Price and Exercisability

   Options under the Plan may not be granted after June 2001. Incentive stock options may not be granted under the Plan at an exercise price of less than the fair market value of the Common stock on the date of the grant. Incentive stock options may be granted to holders of more than 10% of the Common Stock only at an exercise price of at least 110% of the fair market value of the Common Stock on the date of the grant. No incentive stock options granted pursuant to the Plan may be exercised more than three months after the option holder ceases to be an employee of the Company, except that in the event of permanent and total disability of the option holder, the option may be exercised by the holder for a period of up to one year after the date of such permanent or total disability. The exercise price of the option (and any withholding taxes payable upon exercise) may be paid in cash, in shares of Common Stock (valued at fair market value at the date of exercise), by delivery of a promissory note, or by a combination of such means of payment.

   With respect to incentive stock options, to the extent that the aggregate fair market value of the Common Stock (measured at the time of grant) with respect to which incentive stock options (granted under the Plan or any other Company plan) are first exercisable exceeds $100,000 during any calendar year, such incentive stock options shall be treated as non-qualified stock options.

Stock Appreciation Rights

   The Plan provides for the grant of stock appreciation rights. A stock appreciation right permits the participant to surrender a specified portion of his or her options in exchange for a payment representing the unrealized appreciation of those options. The Plan also provides for the payment of supplemental bonuses. A supplemental bonus grants the participant the right to receive payment, in shares of Common Stock, cash or a combination of shares of Common Stock and cash, for the amount necessary to reimburse the participant for the income tax liability incurred by him or her upon the exercise of a stock option or stock appreciation right.

Acceleration

   The Plan provides that all outstanding options shall vest immediately upon the occurrence of a change of control of the Company, which is defined in the Plan to include the acquisition of 35% or more of the Company's outstanding Common Stock, certain changes in the composition of the Board of Directors, a consolidation or merger in which the Company is not the surviving corporation, the sale of most of the Company's assets, the adoption of a plan of liquidation and certain other similar events.

Stock Awards

   The table below shows, as to each of the Company's executive officers named in the Summary Compensation Table of the Executive Compensation and Related Information section of this Proxy Statement and various indicated individuals and groups, the number of shares of Common Stock subject to options granted under the Plan between the June 26, 1991 effective date of the Plan and April 2, 2000, together with the weighted average exercise price payable per share. No direct stock issuances have been made to date under the Plan.

   As of April 2, 2000, options covering 1,095,575 shares of Common Stock were outstanding under the Plan, 528,938 remained available for future option grants or direct issuance (assuming stockholder approval of the increase which forms part of this Proposal), and 125,487 shares have been issued pursuant to the exercise of outstanding options under the Plan.

Amendment and Termination

   The Board of Directors may amend the Plan at any time or may terminate such plan without approval of the stockholders. However, stockholder approval is required for any amendment to the Plan that would increase the maximum number of shares of Common Stock that may be made subject to stock options (unless necessary to effect certain adjustments as a result of a stock split, stock dividend or similar event), materially increase the benefits accruing to participants under the plan, or materially modify the requirements as to eligibility for participation under the Plan. However, no action by the Board of Directors or stockholders may alter or impair any award previously granted without the consent of the award holder.

Federal Income Tax Consequences of the Plan

   The following is a general summary of the federal income tax consequences that may apply to the recipients of options, stock appreciation rights, and supplemental bonuses under the Plan. Because the application of tax laws may vary according to individual circumstances, a participant should seek professional tax advice concerning the tax consequences to him or her of participating in the Plan, including the potential application and effect of state, local and foreign tax laws and estate and gift tax considerations.

Incentive Stock Options

   A participant who is granted an incentive stock option recognizes no taxable income when the incentive stock option is granted. Generally, no taxable income is recognized upon the exercise of an incentive stock option unless the alternative minimum tax applies as described below. Instead, a participant who exercises an incentive stock option recognizes taxable gain or loss upon the sale of his or her shares. Any gain or loss recognized on the sale of shares acquired upon exercise of an incentive stock option is taxed as capital gain or loss if the disposition of shares occurs more than one year after the option was exercised and more that two years after the option was granted. In this event, the Company receives no deduction with respect to the incentive stock option shares. Long-term capital gains of individuals presently may be taxed at lower rates than ordinary income, but the deductibility of capital losses remains subject to limitation.

   If the participant disposes of the shares before the required holding periods have elapses (a "disqualifying disposition"), he or she recognizes ordinary income on disposition of the shares to the extent of the difference between the fair market value on the date of exercise (or potentially up to six months thereafter if the participant is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and the exercise price of the option; provided, in the case of a sale or exchange on which a loss (if sustained) would be recognized, not exceeding the net gain upon such disposition. Any additional gain will be taxed as capital gain; any loss will be treated as a capital loss. The Company generally receives a corresponding deduction in the year of disposition equal to the amount of the ordinary income recognized by the participant.

 Non-Statutory Stock Options

   The tax treatment of non-statutory stock options differs significantly from the tax treatment of incentive stock options. Any person who is granted a non-statutory stock option recognizes no taxable income at the time of grant. However, upon the exercise of a non-statutory stock option, the difference between the fair market value of the shares on the date of exercise and the option price is taxable as ordinary income and generally is deducted by the Company. If the participant is subject to Section 16(b) of the Exchange Act, the date for measuring taxable income potentially may be deferred for up to six months after the date of exercise (unless the optionee makes an election under Section 83(b) of the Code within 30 days after exercise), in which case, the participant will be taxed upon exercise of the non-statutory stock option in an amount equal to the excess, if any, of the fair market value of the shares at that time over the option price. Any future appreciation in the shares will be treated as capital gain upon the sale or exchange of the shares.

   Upon the disposition of shares acquired pursuant to the exercise of a non-statutory stock option, the participant will recognize a capital gain or loss in an amount equal to the difference between the selling price and the participant's adjusted basis in such shares. There are no tax consequences to the Company as a result of the participant's disposition of shares acquired upon exercise of a non-statutory stock option.

 Effect of Alternative Minimum Tax

   Certain taxpayers who have significant tax preferences (and other items allowed favorable treatment for regular tax purposes) may be subject to the alternative minimum tax. The alternative minimum tax is payable only if and to the extent that it exceed the taxpayer's regular tax liability, and any alternative minimum tax paid generally may be credited against subsequent regular tax liability. For purposes of the alternative minimum tax, an incentive stock option is treated as if it were a non-statutory stock option. Thus, the difference between fair market value on the date of exercise (or potentially up to six months thereafter) and the option price is included in income for alternative minimum tax purposes and the taxpayer receives a basis equal to such fair market value for subsequent alternative minimum tax purposes. However, regular tax treatment (see above) will apply for alternative minimum tax purposes if a disqualifying disposition, where a loss (if sustained) would be recognized, occurs in the same taxable year as the options exercised.

 Stock Appreciation Rights and Supplemental Bonuses

   No taxable income is recognized upon the grant of stock appreciation rights. Upon the payment of a stock appreciation right or supplemental bonus, the recipient has ordinary income in the amount of such payment, and the Company generally receives a corresponding deduction.

 Withholding

   The Company may withhold any taxes required by any law or regulation of any governmental authority, whether federal, state or local, in connection with any stock option or other award under the Plan, including, but not limited to, withholding of any portion of any payment or withholding from other compensation payable to the participant, unless such person reimburses the Company for such amount.

Accounting Treatment

   Options grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to the Company's earning equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. Such expense will be accruable by the Company over the period that the option shares or issued shares are to vest. Option grants or stock issuances at 100% of fair market value will not result in any direct charge to the Company's earnings. However, the fair value of the option is required to be disclosed in the notes to the Company's financial statements, and the Company must also disclose, in pro-forma statements to the Company's financial statements, the impact those option's would have upon the Company's reported earnings were the value of those options at the time of grant treated as compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully diluted basis.

   Should one or more optionees be granted stock appreciation rights that have no conditions upon exercisability other than a service or employment requirement, then such rights will result in compensation expense to the Company's earnings.

Stockholder Approval

   The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the 2000 Annual Meeting is required for approval of the amendment to the Plan. Should such stockholder approval not be obtained, then the 500,000-share increase to the share reserve will not be implemented, and any stock options granted on the basis of the 500,000-share increase to the Plan will immediately terminate without becoming exercisable for the shares of Common Stock subject to those options, and no additional options will be granted on the basis of such share increase. The Plan will, however, continue to remain in effect, and option grants and direct stock issuances may continue to be made pursuant to the provisions of the Plan in effect prior to the amendments summarized in Proposal Two, until the available reserve of Common Stock as last approved by the stockholders has been issued pursuant to option grants and direct stock issuances made under the Plan.

New Plan Benefits

   As of April 2, 2000, no options have been granted, and no direct stock issuances have been made, on the basis of the 500,000-share increase which form Proposal Two.

   A copy of the Plan is attached hereto as Exhibit A.

Recommendation


   THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE PLAN.

              PROPOSAL THREE: RATIFICATION OF INDEPENDENT AUDITORS

   The Board of Directors has appointed the firm of Arthur Andersen LLP, independent public auditors for the Company during the 1999 Fiscal Year, to serve in the same capacity for the year ending December 31, 2000, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Arthur Andersen LLP.

   In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interest s of the Company and its stockholders.

   A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond the appropriate questions.

Recommendation

   THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information, as of April 2, 2000, with respect to the beneficial ownership of the Company's Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each director and director nominee of the Company; (iii) the Company's Chief Executive Officer and those executive officers of the Company other than the Chief Executive Officer whose salary and bonus exceeded $100,000 as of the end of the Company's fiscal year; and (iv) all directors and executive officers as a group.

                                                     Shares Beneficially
                                                          Owned(1)
                                                   ------------------------
Name and Address of Beneficial Owner                  Number     Percentage
------------------------------------               ------------  ----------
Arnold H. Snider.................................     525,000(2)     7.4%

Deerfield Capital L.P. and Deerfield Partners, L.
 P.                                                          (2)      (2)
  450 Lexington Avenue, Suite 1450
  New York, NY 10017

GE Medical Systems, a division of
  General Electric Company.......................     506,667(3)     6.7
  P. O. Box 414
  Milwaukee, Wisconsin 53201

Dimensional Fund Advisors Inc....................     448,000(4)     6.3
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

Directors and officers:
 Morgan W. Nields................................   1,220,539(5)    16.9
  12300 North Grant St.
  Denver, CO 80241

 Louis E. Rivelli................................      81,250(6)     1.1

 David G. Bragg, M.D.............................      28,000(7)       *

 Fred Burbank, M.D...............................      12,000(8)       *

 Thomas J. Cable.................................      37,064(9)       *

 Kathryn A. Paul.................................     16,000(10)       *

 Mike Tesic......................................     83,917(11)     1.2

 All directors and executive officers
 as a group (7 persons)..........................  1,478,770(12)    19.7%

--------
 * Less than 1%
(1) This table is based upon information supplied by officers and directors and Schedules 13G filed by principal stockholders with the Securities and Exchange Commission (the "SEC") in February 1999. Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed. A beneficial owner is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power or investment power over the shares. Number of shares includes all shares underlying options that will be exercisable prior to June 1, 2000.
(2) Based upon the joint Schedule 13G filed with the SEC on February 10, 2000, Arnold H. Snider, President of Deerfield Capital, L.P., has shared voting and investment power over 525,000 shares, Deerfield Capital, L.P. and Deerfield Partners, L.P. have shared voting and investment power over 388,500 shares and Deerfield Management Company and Deerfield International Limited have shared voting and investment power over 136,500 shares.

(3) Represents 506,667 shares of Series D Convertible Preferred Stock ("Preferred Stock") that are immediately convertible into 506,667 shares of Common Stock at the option of their holder. Until converted, the Preferred Stock is non-voting, except as required by law.
(4) Based upon the Schedule 13G filed with the SEC on February 11, 2000, Dimensional Fund Advisors Inc. ("DFAI") has sole voting and investment power over 448,000 shares. The reported shares are owned by advisory clients of DFAI; DFAI disclaims beneficial ownership of all reported shares.
(5) Includes 170,523 and 118,943 shares held by The Robert L. Nields Trust and the Florence Wesson Nields Irrevocable Trust, respectively. Mr. Nields is a co-trustee and a beneficiary of both trusts and exercises shared voting and investment power as to such shares. Mr. Nields disclaims beneficial ownership of the shares held by both trusts except to the extent of his proportionate interest as beneficiary of the trusts. The amount shown also includes 164,896 shares that may be purchased pursuant to options exercisable prior to June 1, 2000.
(6) Represents 81,250 shares that may be purchased pursuant to options exercisable prior to June 1, 2000.
(7) Represents 28,000 shares that may be purchased pursuant to options exercisable prior to June 1, 2000.
(8) Represents 12,000 shares that may be purchased pursuant to options exercisable prior to June 1, 2000.
(9) Includes 34,000 shares that may be purchased pursuant to options exercisable prior to June 1, 2000.
(10) Represents 16,000 shares that may be purchased pursuant to options exercisable prior to June 1, 2000.
(11) Represents 83,917 shares that may be purchased pursuant to options exercisable prior to June 1, 2000.
(12) Includes 420,063 shares that may be purchased pursuant to options exercisable prior to June 1, 2000.

                    FIVE YEAR STOCK PRICE PERFORMANCE GRAPH

   The Stock Price Performance Graph set forth below compares the cumulative total stockholder return on the Company's Common stock for the five year period from December 31, 1994 to December 31, 1999, with the cumulative total return on the Nasdaq National Market Index and a Peer Group Index over the same period. (Assumes the investment of $100 in the Company's Common Stock and the respective indexes on December 31, 1994, with all dividends reinvested).

                                         Five Year Stock Price Performance Graph
             Fischer Imaging      Nasdaq Stock         Self-Determined
               Corporation           Market              Peer Group
             ---------------      ------------         ----------------
Date         Company Index        Market Index
-----------------------------------------------------------------------
12/30/94            100                  100                  100
 1/31/95         97.674              100.527               96.161
 2/28/95         69.767              100.809               90.857
 3/31/95         95.349              108.953               88.063
 4/28/95         88.372              112.385               90.664
 5/31/95         97.674              115.289               93.999
 6/30/95        104.651              124.622              107.652
 7/31/95         81.395              133.774              112.951
 8/31/95        139.535              136.490              111.974
 9/29/95        162.791              139.634              127.290
10/31/95        174.419              138.829              120.901
11/30/95            200              142.086              132.772
12/29/95        186.046              141.335              134.727
 1/31/96        253.488              142.042              149.625
 2/29/96        239.535              147.457              157.994
 3/29/96        269.767              147.952              171.116
 4/30/96        248.837              160.210              187.758
 5/31/96        241.860              167.557              197.160
 6/28/96        223.256              160.004              210.144
 7/31/96        197.674              145.764              185.615
 8/30/96        246.511              153.954              202.817
 9/30/96        104.651              165.721              183.608
10/31/96        141.860              163.882              177.450
11/29/96        127.907              174.044              175.337
12/31/96        109.302              173.898              179.007
 1/31/97        113.953              186.240              191.522
 2/28/97        123.256              175.937              183.109
 3/31/97         95.349              164.466              161.524
 4/30/97         76.744              169.591              158.687
 5/30/97        119.767              188.793              181.238
 6/30/97        111.628              194.600              176.970
 7/31/97        134.884              215.102              174.003
 8/29/97        139.535              214.784              180.748
 9/30/97        104.651              227.516              189.801
10/31/97            100              215.662              167.743
11/28/97        104.651              216.799              175.144
12/31/97         91.860              213.068              161.077
 1/30/98         90.698              219.812              156.373
 2/27/98         77.907              240.480              175.703
 3/31/98         72.674              249.367              181.984
 4/30/98         67.442              253.569              176.777
 5/29/98         83.721              239.480              168.023
 6/30/98         60.465              256.207              166.192
 7/31/98         67.442              253.220              170.622
 8/31/98         48.837              203.026              141.645
 9/30/98         39.535              231.195              148.875
10/30/98         52.326              241.359              160.422
11/30/98         46.512              265.895              149.942
12/31/98         39.535              300.440              137.380
 1/29/99         32.558              344.027               141.85
 2/26/99         36.047              313.222              128.288
 3/31/99         24.419              336.872              110.578
 4/30/99         30.814              347.549               94.100
 5/28/99         31.977              338.151              103.285
 6/30/99         32.558               368.62              104.921
 7/30/99         24.419              362.005              103.965
 8/31/99         24.419              377.257               93.693
 9/30/99         17.442              377.473               89.902
10/29/99         18.605              407.442               71.444
11/30/99         32.558              456.758               92.801
12/31/99         34.884              556.913               93.789

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   The Company's Denver headquarters and manufacturing facility is leased from JN Properties, a partnership whose general partners are Morgan W. Nields, Chief Executive Officer and Chairman of the Board of Directors of the Company, and another stockholder of the Company, under a lease effective August 1, 1992, which expires July 31, 2012. The lease requires the Company to pay all taxes, insurance, operating and maintenance expenses for the facility, and provides for an annual base rent which is subject to adjustment at the beginning of the 8th, 13th and 18th lease year based on the then current market rent for similar premises, provided the base rent may not be increased at any one time by more than 7%. The Company made total lease payments of $744,000 in 1999.

   The foregoing lease was approved by a majority of the Company's disinterested directors at the time it was entered into by the Company. The Company believes that this lease was entered into for bona fide business purposes and was on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

   In August 1999, Louis E. Rivelli accepted the Company's offer of employment. The terms of Mr. Rivelli's employment agreement provide that if the Company terminates his employment without cause prior to the first anniversary of his employment, Mr. Rivelli would receive a severance pay equal to the remaining balance of his first year's salary, and if the Company terminates his employment without cause after eight months of employment, Mr. Rivelli would receive a severance pay equal to a minimum of four months' salary. If the Company terminates Mr. Rivelli for cause or if Mr. Rivelli resigns at any time, the Company must pay him four months' salary as severance.

   During 1999, the Company extended an interest-free loan in the amount of $252,000 to the President and Chief Operating Officer, in consideration for his agreement to relocate to Colorado immediately. At December 31, 1999, $100,000 of the loan was outstanding and is to be repaid in full by August 2004.

   In the second quarter of 1995, the Company issued 1,333,333 shares of Series D Convertible Preferred Stock to GE Medical Systems ("GEMS"), a division of General Electric Company. On March 29, 1999, the company announced an agreement with General Electric Company, on behalf of GE Medical Systems, under which 826,666 or 62% of the 1,333,333 shares of Convertible Preferred Stock owned by GE Medical Systems were exchanged for a non-exclusive right to manufacture the Tilt-C system leaving 506,667 shares of Series D Preferred Stock outstanding, currently representing a 7% ownership interest in the Company on an if-converted basis. In addition to other terms, the agreement amends certain terms of the Company's Series D Preferred Stock in the event of a change of control transaction. As to the remaining 506,667 outstanding shares of Series D Preferred Stock, change of control rights will expire on March 24, 2002. For these purposes, a change of control transaction generally includes any transaction involving a transfer of more than 50% of the combined voting power of the Company's capital stock or a sale by the Company of all or substantially all of its assets to any one or more of Picker International, Inc., Siemens Medical Systems, Toshiba America Medical Systems, Inc., or Philips Medical Systems, or any affiliate thereof. GEMS is also a significant customer, providing revenues to the Company of approximately $13.4 million or 20.3% of total revenues in 1999, $3.5 million or 5.9% of total revenues in 1998 and $4.3 million or 7.5% of total revenues in 1997.

   In December 1997, the Company filed a lawsuit seeking the determination of a reasonable price for the Tilt-C units that the Company had contracted to deliver to GEMS under the extension of a purchase and sale agreement. However, the contract did not contain a price for the Tilt-C units produced during the extended term. The trial court, through an advisory jury, rendered a verdict finding the reasonable price per Tilt-C unit to be $157,400. The court rendered its own finding that the reasonable price per Tilt-C unit should be $124,000 and entered the judgement to that effect. GEMS has been paying the price set by the court on the approximately 75 units that have been produced under the extended term.

   The Company appealed the court's judgement to the Tenth Circuit Court of Appeals, which found that the issue should have been tried to a jury (rather than an advisory jury) and remanded the case for a new jury trial. The case will probably be tried during the late summer of 2000.

                                 OTHER MATTERS

   The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

   Any stockholder who executes and returns the Proxy may revoke the same at any time before it is exercised by filing with the Secretary of the Company written notice of such revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy.

                                 ANNUAL REPORT

   A copy of the Annual Report of the Company for the 1999 Fiscal Year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

   THE COMPANY FILED AN ANNUAL REPORT ON FROM 10-K WITH THE SEC ON OR ABOUT APRIL 14, 2000. UPON WRITTEN REQUEST BY ANY STOCKHOLDER TO LOUIS E. RIVELLI, PRESIDENT AND CHIEF OPERATING OFFICER, FISCHER IMAGING CORPORATION, 12300 NORTH GRANT STREET, DENVER, COLORADO 80241, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 WILL BE PROVIDED WITHOUT CHARGE.

                                        The Board of Directors of Fischer
                                         Imaging Corporation

Denver, Colorado
May 26, 2000

                                   EXHIBIT A

                          FISCHER IMAGING CORPORATION

                               STOCK OPTION PLAN

I.       Purpose

         The Fischer Imaging Corporation Stock Option Plan (the "Plan") provides for the grant of Stock Options, Stock Appreciation Rights and Supplemental Bonuses to Employees and Consultants of Fischer Imaging Corporation (the "Company"), and such of its subsidiaries (as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code")), as the Board of Directors of the Company (the "Board") shall from time to time designate ("Participating Subsidiaries"), in order to advance the interests of the Company and its Participating Subsidiaries through the motivation, attraction and retention of their respective Employees and the provision of equity incentives to their Consultants.

II.      Incentive Stock Options and Non-Incentive Stock Options

         The Stock Options granted under the Plan may be either:

               (a) Incentive Stock Options ("ISOs") which are intended to be "Incentive Stock Options" as that term is defined in Section 422 of the Code; or

               (b) Nonstatutory Stock Options (IINSOs") which are intended to be options that do not qualify as "Incentive Stock Options" under
         Section 422 of the Code.

All Stock Options granted to Employees shall be ISOs unless the Option Agreement clearly designates the Stock Options granted thereunder, or a specified portion thereof, as NSOs. Subject to the other provisions of the Plan, an Employee Participant may receive ISOs and NSOs at the same time, provided that the IS0s and NSOs are clearly designated as such.

         Except as otherwise expressly provided herein, all of the provisions and requirements of the Plan relating to Stock Options shall apply to ISOs and NSOs.

III.     Administration

         3.1 Committee. With respect to grants of Stock options, Stock
             -----------
Appreciation Rights and Supplemental Bonuses to Employees other than officers and directors of the Company and to Consultants, the Plan shall be administered by a committee (the "Committee") composed of at least two members of the Board of Directors. With respect to grants of Stock Options, Stock

Appreciation Rights and Supplemental Bonuses to officers and directors, the Plan shall be administered by the Board of Directors, if each director is a Disinterested Person or by a committee of two or more directors all of whom are Disinterested Persons. Such committee may be the Committee if all of the members thereof are Disinterested Persons, or a special committee appointed by the Board of Directors composed of at least two Disinterested Persons. The Committee or the Board, as the case may be, shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and any Stock Option, Stock Appreciation Right or Supplemental Bonus granted thereunder, and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of the Code, in order that Stock Options that are intended to be ISOs will be classified as incentive stock options under the Code, or in order to conform to any regulation or to any change in any law or regulation applicable thereto. The Committee or the Board may delegate any of its responsibilities under the Plan, other than its responsibility to grant Stock Options, to determine whether the Stock Appreciation Rights or Supplemental Bonuses, if any, payable to a Participant shall be paid in cash, in shares of Common Stock or a combination thereof, or to interpret and construe the Plan. If the Board of Directors is composed entirely of Disinterested Persons, the Board of Directors may reserve to itself any of the authority granted to the Committee as set forth herein, and it may perform and discharge all of the functions and responsibilities of the Committee at any time that a duly constituted Committee is not appointed and serving. All references in the Plan to the "Committee" shall be deemed to refer to the Board of Directors whenever the Board is discharging the powers and responsibilities of the Committee, and to any special committee appointed by the Board to administer particular aspects of the Plan.

         3.2   Actions of Committee. All actions required or permitted to be
               ----------------------
taken by the Board or the Committee hereunder shall be effective when approved by a majority of the members of the Committee, as the case may be, who are present at a meeting duly called and held at which a quorum is present. All actions taken and all interpretations and determinations made by the Committee in good faith (including determinations of Fair Market Value) shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Committee shall, in addition to their rights as directors, be fully protected by the Company with respect to any such action, determination or interpretation.

IV.      Definitions

         4.1   "Stock Option." A Stock option is the right granted under the
               ---------------
Plan to a Participant to purchase, at such time or times and at such price or prices ("Option Price") as are determined by the Committee, the number of shares of Common Stock determined by the Committee.

         4.2   "Stock Appreciation Right."  A Stock Appreciation Right is the
               ---------------------------
right to receive payment, in shares of Common Stock, cash or a combination of shares of Common Stock and cash, of the Redemption Value of a specified number of shares of Common Stock then purchasable under a Stock Option.

         4.3   "Redemption Value." The Redemption Value of shares of Common
               -------------------
Stock purchasable under a Stock Option shall be the amount, if any, by which the Fair Market Value of one share of Common Stock on the date on which the Stock Option is exercised exceeds the Option Price for such share.

         4.4   "Common Stock." A share of Common Stock means a share of
               ---------------
authorized but unissued or reacquired Common Stock (par value $.01 per share) of the Company.

         4.5   "Fair Market Value." If the Common Stock is not traded publicly,
               --------------------
the Fair Market Value of a share of Common Stock on any date shall be determined, in good faith, by the Committee after such consultation with outside legal, accounting and other experts as the Committee may deem advisable, and the Committee shall maintain a written record of its method of determining such value. If the Common Stock is traded publicly, the Fair Market Value of a share of Common Stock on any date shall be the average of the representative closing bid and asked prices, as quoted by the National Association of Securities Dealers through NASDAQ (its automated system for reporting quotes), for the date in question or, if the Common Stock is listed on the NASDAQ National Market System or is listed on a national stock exchange, the officially quoted closing price on NASDAQ or such exchange, as the case may be, on the date in question.

         4.6   "Employee." An Employee is an employee of the Company or any
               -----------
Participating Subsidiary.

         4.7   "Participant." A Participant is an Employee or Consultant of the
               --------------
Company or a Participating Subsidiary to whom a Stock Option, Stock Appreciation Right or Supplemental Bonus is granted.

         4.8   "Disinterested Person." A Disinterested Person is a director of
               -----------------------
the Company who, during the one year prior to service as an administrator of the Plan, has not been granted or awarded equity securities pursuant to the Plan or any other plan of the Company or any of its affiliates except as may be permitted by Rule 16b-3(c)(2) under the Securities Exchange Act of 1934 or any successor to such Rule.

         4.9   "Supplemental Bonus." A Supplemental Bonus is the right to
               ---------------------
receive payment, in shares of Common Stock, cash or a combination of shares of Common Stock and cash, of an amount determined under Section 7.9.

         4.10  "Change of Control." The term "Change of Control" shall mean
               --------------------
any of the following events:

               (a) The acquisition by any person as Beneficial Owner (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended), directly or indirectly, in one or more transactions, without the consent of the Company's Board of Directors, of thirty-five percent (35%) or more of the combined voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.

               (b)    Individuals who at the beginning of any period of three
         (3) consecutive years constitute the entire Board of Directors of the Company shall for any reason, other than for reasons of death, disability or voluntary resignation, during such period cease to constitute a majority thereof.

               (c) A change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended.

               (d)    The stockholders of the Company approve a Transaction.

For purposes of this Plan, the Board of Directors may, by resolution, clarify the date as of which a Change of Control shall be deemed to have occurred.

         4.11  "Transaction." A Transaction is (a) any consolidation or merger
               --------------
of the Company in which the Company is not the surviving corporation other than a merger solely to effect a reincorporation or a merger of the Company as to which stockholder approval is not required pursuant to Sections 251(f) or 253 of the Delaware General Corporation Law, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of fifty percent (50%) or more of the assets or earnings power of the Company, or (c) the adoption of any plan or proposal for the liquidation or dissolution of the Company.

         4.12  "Consultant." A Consultant is an individual who performs
               -------------
consulting services for the Company or any Participating

Subsidiary, including, but not limited to, any member of the Company's Medical Advisory Board.

V.       Eligibility and Participation

         Grants of Stock Options, Stock Appreciation Rights and Supplemental Bonuses may be made to Consultants and to Employees of the Company or any Participating Subsidiary, including directors of the Company who are also Employees, but directors who are not Employees shall not be eligible to receive Stock Options, Stock Appreciation Rights or Supplemental Bonuses under the Plan. The Committee shall from time to time determine the Participants to whom Stock Options shall be granted, the number of shares of Common Stock subject to each Stock Option to be granted to each such Participant, the Option Price of such Stock Options and the terms and provisions of such Stock Options, all as provided in the Plan. The Option Price of any ISO shall be not less than the Fair Market Value of a share of Common Stock on the date on which the Stock Option is granted, but the Option Price of an NSO may be less than the Fair Market Value on the date the NSO is granted if the Committee so determines. If an ISO is granted to a Participant who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company, the option Price of such ISO shall be at least 110% of the Fair Market Value of the Common Stock subject to the ISO at the time such ISO is granted, and such ISO shall not be exercisable after five years after the date on which it was granted. Each Stock Option shall be evidenced by a written agreement ("Option Agreement") containing such terms and provisions as the Committee may determine, subject to the provisions of the Plan. ISOs may be granted only to Employees.

V1.      Shares of Common Stock Subject to the Plan

         6.1  Maximum Number. The maximum aggregate number of shares of Common
              ---------------
Stock that may be made subject to Stock Options shall be 1,750,000 authorized but unissued shares. The aggregate Fair Market Value (determined as of the time the ISO is granted) of the Common Stock as to which all ISOs granted to an Employee may first become exercisable in a particular calendar year may not exceed $100,000. If any shares of Common Stock subject to Stock Options are not purchased or otherwise paid for before such Stock Options expire, such shares may again be made subject to Stock Options.

         6.2   Capital Changes. In the event any changes are made to the shares
               ----------------
of Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend in excess of ten percent (10%) at any single time, stock split, combination of shares, exchange of shares, change in corporate structure or otherwise), appropriate adjustments shall be made in: (i) the number of shares of Common Stock theretofore made subject to Stock Options, and in the purchase price of said shares; and (ii) the aggregate number of shares which may be made subject to Stock Options. If any of the foregoing adjustments shall result in a fractional share, the fraction shall be disregarded, and the Company shall have no obligation to make any cash or other payment with respect to such a fractional share.

VII.     Exercise of Stock Options

         7.1   Time of Exercise. Subject to the provisions of the Plan,
               -----------------
including without limitation Section 7.6, the Committee, in its discretion, shall determine the time when a Stock Option, or a portion of a Stock Option, shall become exercisable, and the time when a Stock Option, or a portion of a Stock Option, shall expire. Such time or times shall be set forth in the Option Agreement evidencing such Stock Option. An ISO shall expire, to the extent not exercised, no later than the tenth anniversary of the date on which it was granted, and an NSO shall expire, to the extent not exercised, no later than ten years after the date on which it was granted. The Committee may accelerate the vesting of any Participant's Stock Option by giving written notice to the Participant. Upon receipt of such notice, the Participant and the Company shall amend the Option Agreement to reflect the new vesting schedule. Except as otherwise provided in Article XII, the acceleration of the exercise period of a Stock Option shall not affect the expiration date of that Stock Option.

         7.2   Six-Month Holding Period. The shares of Common Stock issued upon
               -------------------------
the exercise of a Stock Option to an officer or director of the Company, or to a person who is directly or indirectly the beneficial owner of more than ten percent of the Company's Common Stock, may not be sold or otherwise disposed of within six months after the date of grant of the Stock Option.

         7.3   Exchange of Outstanding Stock. The Committee, in its sole
               -------------------------------
discretion, may permit a Participant to surrender to the Company shares of Common Stock previously acquired by the Participant as part or full payment for the exercise of a Stock Option. Such surrendered shares shall be valued at their Fair Market Value on the date of exercise.

         7.4   Use of Promissory Note; Exercise Loans. The Committee may, in its
               ---------------------------------------
sole discretion, impose terms and conditions, including conditions relating to the manner and timing of payments, on the exercise of Stock Options. Such terms and conditions may include, but are not limited to, permitting a Participant to deliver to the Company his promissory note as full or partial payment for the exercise of a Stock Option; provided that, with respect to any promissory note given as payment or partial payment for the exercise of an ISO, all terms of such note shall be determined at the time a Stock Option is granted and set forth in the Option Agreement. The Committee, in its sole discretion, may authorize the Company to make a loan to a Participant in connection with the exercise of Stock Options, or authorize the Company to arrange or guaranty loans to a Participant by a third party.

         7.5   Stock Restriction Agreement. The Committee may provide that
               ----------------------------
shares of Common Stock issuable upon the exercise of a Stock Option shall, under certain conditions, be subject to restrictions whereby the Company has a right of first refusal with respect to such shares or a right or obligation to repurchase all or a portion of such shares, which restrictions may survive a Participant's term of employment with the Company. The acceleration of time or times at which a Stock Option becomes exercisable may be conditioned upon the Participant's agreement to such restrictions.

         7.6   Termination of Employment Before Exercise. If a Participant's
               ------------------------------------------
employment or engagement with the Company or a Participating Subsidiary shall terminate for any reason other than the Participant's disability, any Stock Option then held by the Participant, to the extent then exercisable under the applicable Option Agreement(s), shall remain exercisable after the termination of his employment or engagement for a period of three months (but, in the case of an ISO, in no event beyond ten years from the date of grant of the ISO). If the Participant's employment or engagement is terminated because the Participant is disabled within the meaning of Section 22(e)(3) of the Code, any Stock Option then held by the Participant, to the extent then exercisable under the applicable Option Agreement(s), shall remain exercisable after the termination of his employment or engagement for a period of twelve months (but, in the case of an ISO, in no event beyond ten years from the date of grant of the ISO). If the Stock Option is not exercised during the applicable period, it shall be deemed to have been forfeited and of no further force or effect.

         7.7   Disposition of Forfeited Stock Options. Any shares of Common
               ---------------------------------------
Stock subject to Stock Options forfeited by a Participant shall not thereafter be eligible for purchase by the Participant but may be made subject to Stock Options granted to other Participants.

         7.8   Option Vesting Upon Change of Control of the Company. In the
               ------------------------------------------------------
event of a Change of Control of the Company, as that term is defined in Section
4.10 of this Plan, the vesting of Stock Options granted pursuant to the Plan shall automatically be accelerated, so that all Stock Options outstanding at the time of such Change of Control will be exercisable immediately.

         7.9   Grant of Supplemental Bonuses. The Committee, either at the time
               ------------------------------
of grant or at any time prior to exercise of any Stock Option or Stock Appreciation Right, may provide for a Supplemental Bonus from the Company or Participating Subsidiary in connection with a specified number of shares of Common Stock then purchasable, or which may become purchasable, under a Stock Option, or a specified number of Stock Appreciation Rights which may be or become exercisable. Such Supplemental Bonus shall be payable upon the exercise of the Stock Option or Stock Appreciation Right with regard to which such Supplemental Bonus was granted. A Supplemental Bonus shall not exceed the amount necessary to reimburse the Participant for the income tax liability incurred by him upon the exercise of the Stock Option or upon the exercise of such Stock Appreciation Right, calculated using the maximum combined federal and applicable state income tax rates then in effect and taking into account the tax liability arising from the Participant's receipt of the Supplemental Bonus. The Committee may, in its discretion, elect to pay any part or all of the Supplemental Bonus in: (i) cash; (ii) shares of Common Stock; or (iii) any combination of cash and shares of Common Stock. The provisions of Section 8.3 shall apply to the giving of notice, the determination of the number of shares to be delivered, and the time for delivering shares. In applying Section 8.3, the Supplemental Bonus shall be treated as if it were a Stock Appreciation Right that the Participant exercised on the day the Supplemental Bonus became payable. Shares of Common Stock issued pursuant to this Section 7.8 shall not be deemed to have been issued upon the exercise of a Stock Option for purposes of the limitations imposed by Section 6.1 of the Plan.


VIII.    Stock Appreciation Rights

         8.1   Grant of Stock Appreciation Rights. The Committee may, from
               -------------------------------------
time to time, grant Stock Appreciation Rights to a Participant with respect to not more than the number of shares of Common Stock which are, or may become, purchasable under any Stock Option held by the Participant. The Committee may, in its sole discretion, specify the terms and conditions of such rights, including without limitation the time period or time periods during which such rights may be exercised and the date or dates upon which such rights shall expire and become void and unexercisable; provided, however, that in no event shall such rights expire and become void and unexercisable later than the time when the related Stock Option is exercised, expires or terminates. Each Participant to whom Stock Appreciation Rights are granted shall be given written notice advising him of the grant of such rights and specifying the terms and conditions of the rights, which shall be subject to all the provisions of this Plan.

         8.2   Exercise of Stock Appreciation Rights. Subject to Section 8.3,
               ---------------------------------------
and in lieu of purchasing shares of Common Stock upon the exercise of a Stock Option held by him, a Participant may elect to exercise the Stock Appreciation Rights, if any, he has been granted and receive payment of the Redemption Value of all, or any portion, of the number of shares of Common Stock subject to such Stock Option with respect to which he has been granted Stock Appreciation Rights; provided, however, that the Stock Appreciation Rights may be exercised only when the Fair Market Value of the Common Stock subject to such Stock Option exceeds the exercise price of the Stock Option. A Participant shall exercise his Stock Appreciation Rights by delivering a written notice to the Committee specifying the number of shares with respect to which he exercises Stock Appreciation Rights and agreeing to surrender the right to purchase an equivalent number of shares of Common Stock subject to his Stock Option. If a Participant exercises Stock Appreciation Rights, payment of his Stock Appreciation Rights shall be made in accordance with Section 8.3 on or before the 90th day after the date of exercise of the Stock Appreciation Rights.

         8.3   Form of Payment. If a Participant elects to exercise Stock
               ----------------
Appreciation Rights as provided in Section 8.2, the Committee may, in its absolute discretion, elect to pay any part or all of the Redemption Value of the shares with respect to which the Participant has exercised Stock Appreciation Rights in: (i) cash; (ii) shares of Common Stock; or (iii) any combination of cash and shares of Common Stock. The Committee's election pursuant to this
Section 8.3 shall be made by giving written notice to the Participant within said 90-day period, which notice shall specify the portion which the Committee elects to pay in cash, shares of Common Stock or a combination thereof. In the event any portion is to be paid in shares of Common Stock, the number of shares to be delivered shall be determined by dividing the amount which the Committee elects to pay in shares of Common Stock by the Fair Market Value of one share of Common Stock on the date of exercise of the Stock Appreciation Rights. Any fractional share resulting from any such calculation shall be disregarded. Said shares, together with any cash payable to the Participant, shall be delivered within said 90-day period.

IX.      No Contract of Employment

         Nothing in this Plan shall confer upon the Participant the right to continue in the employ of the Company, or any Participating Subsidiary, nor shall it interfere in any way with the right of the Company, or any such Participating Subsidiary, to discharge the Participant at any time for any reason whatsoever, with or without cause. Nothing in this Article IX shall affect any rights or obligations of the Company or any Participant under any written contract of employment.

X.       No Rights as a Stockholder

         A Participant shall have no rights as a stockholder with respect to any shares of Common Stock subject to a Stock Option. Except as provided in
Section 6.2, no adjustment shall be made in the number of shares of Common Stock issued to a Participant, or in any other rights of the Participant upon exercise of a Stock Option by reason of any dividend, distribution or other right granted to stockholders for which the record date is prior to the date of exercise of the Participant's Stock Option.

XI.      Assignability

         No Stock Option, Stock Appreciation Right or Supplemental Bonus right granted under this Plan, nor any other rights acquired by a Participant under this Plan, shall be assignable or transferable by a Participant, other than by will or the laws of descent and distribution or, in the case of an NSO, pursuant to a qualified domestic relations order as defined, by the Code, Title I of the Employee Retirement Income Security Act, or the rules thereunder. Notwithstanding the preceding sentence, the Committee may, in its sole discretion, permit the assignment or transfer of an NSO by a Participant other than an officer or director and the exercise thereof by a person other than such Participant, on such terms and conditions as the Committee in its sole discretion may determine. Any such terms shall be determined at the time the NSO is granted, and shall be set forth in the Option Agreement. In the event of his death, the Stock Option or any Stock Appreciation Right or Supplemental Bonus right may be exercised by the Personal Representative of the Participant's estate or, if no Personal Representative has been appointed, by the successor or successors in interest determined under the Participant's will or under the applicable laws of descent and distribution.

XII.     Merger or Liquidation of the Company

         If the Company or its stockholders enter into an agreement to dispose of all, or substantially all, of the assets or outstanding capital stock of the Company by means of a sale or liquidation, or a merger or reorganization in which the Company is not the surviving corporation, the Board of Directors shall have the power and discretion to prescribe the terms and conditions for the exercise of, or modification of, the Options and other rights granted hereunder. By way of illustration, and not by way of limitation, the Board of Directors may provide for the complete or partial acceleration of the dates of exercise of the Options or other rights, or may provide that such Options or other rights will be exchanged for or converted into options or rights to acquire securities of the surviving or acquiring corporation, or may provide for a payment or distribution in respect of outstanding Options or rights (or the portion thereof that is currently exercisable) in cancellation thereof. The Board or the Committee may provide that Options or other rights granted hereunder must be exercised in connection with the closing of such transaction, and that if not so exercised such Options or rights will expire. Any such determinations by the Board of Directors or Committee may be made generally with respect to all Participants, or may be made on a case-by-case basis with respect to particular Participants. The provisions of this Article XII shall not apply to any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beaeficial ownership of the Company's capital stock.

XIII.    Amendment

         The Board may from time to time alter, amend, suspend or discontinue the Plan, including, where applicable, any modifications or amendments as it shall deem advisable in order that ISOs will be classified as incentive stock options under the Code, or in order to conform to any regulation or to any change in any law or regulation applicable thereto; provided, however, that no such action shall adversely affect the rights and obligations with respect to Stock Options at any time outstanding under the Plan; and provided further that no such action shall, without the approval of the stockholders of the Company, increase the maximum number of shares of Common Stock that may be made subject to Stock Options (unless necessary to effect the adjustments required by Section 6.2), (ii) materially increase the benefits accruing to Participants under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan.

XIV.     Registration of Optioned Shares

         The Stock Options shall not be exercisable unless the purchase of such optioned shares is pursuant to an applicable effective registration statement under the Securities Act of 1933, as amended (the "Act"), or unless, in the opinion of counsel to the Company, the proposed purchase of such optioned shares would be exempt from the registration requirements of the Act, and from the registration or qualification requirements of applicable state securities laws.

XV.      Withholding Taxes

         The Company or Participating Subsidiary may take such steps as it may deem necessary or appropriate for the withholding of any taxes which the Company or the Participating Subsidiary is required by any law or regulation or any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with any Stock Option, Stock Appreciation Right or Supplemental Bonus, including, but not limited to, the withholding of all or any portion of any payment or the withholding of issuance of shares of Common Stock to be issued upon the exercise of any Stock Option or Stock Appreciation Right or upon payment of any Supplemental Bonus, until the Participant reimburses the Company or Participating Subsidiary for the amount the Company or Participating Subsidiary is required to withhold with respect to such taxes, or cancelling any portion of such payment or issuance in an amount sufficient to reimburse itself for the amount it is required to so withhold.

XVI.     Brokerage Arrangements

         The Committee, in its discretion, may enter into arrangements with one or more banks, brokers or other financial institutions to facilitate the disposition of shares acquired upon exercise of Stock Options, Stock Appreciation Rights or Supplemental Bonuses, including, without limitation, arrangements for the simultaneous exercise of Stock Options, Stock Appreciation Rights or Supplemental Bonuses, and sale of the shares acquired upon such exercise.

XVII.    Nonexclusivity of the Plan

         Neither the adoption of the Plan by the Board nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, which the Company or any Participating Subsidiary now has lawfully put into effect, including, without limitation, any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits and executive short-term incentive plans.

XVIII.   Effective Date

         This Plan was adopted by the Board of Directors and became effective on June 26, 1991, and was approved by the Company's stockholders on June 28, 1991. No Stock Options shall be granted subsequent to ten years after the effective date of the Plan. Stock Options outstanding subsequent to ten years after the effective date of the Plan shall continue to be governed by the provisions of the Plan.

PROXY                                         This Proxy is Solicited on Behalf
                                                      of the Board of Directors

                          FISCHER IMAGING CORPORATION
                 Annual Meeting of Stockholders, June 27, 2000

  The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 27, 2000 and the Proxy Statement and appoints Morgan W. Nields and Louis E. Rivelli, each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Fischer Imaging Corporation (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholder of the Company to be held at the Company's headquarters, 12300 North Grant Street, Denver, Colorado 80241, on Tuesday, June 27, 2000, at 1:00 p.m. (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the under signed might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

1.  To elect two Class III directors to the Board of
    Directors to serve for a three-year term ending in              WITHHOLD
    the year 2003 or until their successors are duly                AUTHORITY
    elected and qualified:                              FOR AGAINST  TO VOTE
  Morgan W. Nields                                      [_]   [_]      [_]
  Fred Burbank, M.D.                                    [_]   [_]      [_]

2. To approve an amendment to the Company's 1991 Stock     FOR AGAINST ABSTAIN
   Option Plan (the "Plan") increasing the number of       [_]   [_]     [_]
   shares of Common Stock authorized for issuance over
   the term of the Plan by an additional 500,000 shares.
3. To ratify the appointment of Arthur Andersen LLP as     FOR AGAINST ABSTAIN
   independent auditors of the Company for the fiscal      [_]   [_]     [_]
   year ending December 31, 2000.
4. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

  The Board of Directors recommends a vote IN FAVOR OF the directors listed above and a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted IN FAVOR OF the election of the directors listed above and IN FAVOR OF the other proposals.

                           Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

                           ----------------------------------------------------
                                    (Print name(s) on certificate)

                           ----------------------------------------------------
                             Please sign your name: (Authorized Signature(s))

                           Date:
                                 ----------------------------------------------